EXHIBIT 99.4

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 847.753.7678
janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Names Robert Slaughter
Executive Vice President and General Counsel
NORTHBROOK, Ill., (April 20, 2006) — Grubb & Ellis Company (OTC: GBEL), a leading provider of integrated real estate services, today announced that it has appointed Robert Slaughter, a veteran transactional attorney, Executive Vice President and General Counsel, effective immediately.
     Slaughter will be responsible for directing the Company’s legal strategy, corporate governance and operational and legal best practices. He will report to Mark Rose, Chief Executive Officer.
     “Bob has extensive experience as both a legal executive with leading corporations and a partner in major law firms. His broad range of experience will be extremely beneficial as we continue to execute our aggressive strategic growth initiatives. We couldn’t be more pleased to have Bob as part of our executive management team,” Rose said.
     Slaughter, 51, has nearly 25 years of legal experience. Most recently, he was a Partner in the Chicago office of the law firm of Jenner & Block where he advised clients with respect to corporate, securities, governance and commercial matters. Prior to joining Jenner & Block in 2001, he served as Vice President and General Counsel of Moore Corporation Limited and a business unit Vice President and General Counsel at Ameritech Corporation. Before joining Ameritech, Slaughter was a Partner at the Chicago-based law firm of Keck, Mahin & Cate.
     Slaughter earned his law degree from The University of Chicago Law School and his bachelor’s degree from Princeton University.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com
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Grubb & Ellis Company
2215 Sanders Road     Suite 400     Northbrook, IL 60062     847.753.7500